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                                                                 Exhibit 99.2(g)

                          INVESTMENT ADVISORY AGREEMENT
                          -----------------------------

     AGREEMENT made as of this 30/th/ day of June, 2002 by and between Morgan Stanley Institutional Fund of Hedge Funds LP, a Delaware limited partnership (the "Partnership"), and Morgan Stanley AIP GP LP, a Delaware limited partnership (the "Adviser").

     1. Duties of Adviser. (a) The Partnership hereby appoints the Adviser to act as investment adviser to the Partnership, for the period and on the terms set forth in this Agreement and in the Partnership's Amended and Restated Agreement of Limited Partnership dated as of July 1, 2002 (the "Partnership LPA"), as the Partnership LPA may be amended from time to time with notice to the Adviser. The Adviser specifically acknowledges its obligations under the Partnership LPA, provided that the Adviser shall not be obligated to follow any
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amendment to the Partnership LPA that increases its obligations, responsibilities or liabilities thereunder until it has received actual notice of such amendment and has agreed thereto in writing. The Partnership employs the Adviser to manage the investment and reinvestment of the assets of the Partnership, to continuously review, supervise and administer the investment program of the Partnership, to determine in its discretion the securities to be purchased or sold and the portion of the Partnership's assets to be held uninvested, to provide the Partnership with records concerning the Adviser's activities which the Partnership is required to maintain and to render regular reports to the Partnership's officers and Board of Directors concerning the Adviser's discharge of the foregoing responsibilities. Without limiting the generality of the foregoing, the Adviser is specifically authorized to (i) invest discrete portions of the Partnership's assets (which may constitute, in the aggregate, all of the Partnership's assets) in unregistered investment funds or other investment vehicles and registered investment companies ("Investment Funds") which are managed by investment managers ("Investment Managers"); (ii) invest discrete portions of the Partnership's assets in separate investment vehicles for which the Investment Managers serve as general partners or managing members and in which the Partnership is the sole investor ("Sub-Funds"); and
(iii) invest discrete portions of the Partnership's assets with Investment Managers who are retained to manage the Partnership's assets directly through separate managed accounts (Investment Managers of Sub-Funds and of managed accounts are collectively referred to as "Subadvisers"). The selection of Subadvisers shall, however, be subject to the approval by the Board of Directors of the Partnership in accordance with requirements of the Investment Company Act of 1940 (the "1940 Act") and a vote of a majority of the outstanding voting securities of the Partnership unless the Partnership acts in reliance on exemptive or other relief granted by the Securities and Exchange Commission from the provisions of the 1940 Act requiring such approval by security holders. The Adviser shall discharge the foregoing responsibilities subject to the control of the officers and the Board of Directors of the Partnership, and in compliance with the objectives, policies and limitations set forth in the Partnership's private placement memorandum, as the same may be amended or supplemented from time to time with notice to the Adviser, and applicable laws and regulations.

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     (b) The Adviser accepts such employment and agrees to render the services and to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.

     2. Portfolio Transactions. (a) The Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of securities for the Partnership and is directed to use its best efforts to obtain the best available price and most favorable execution, except as prescribed herein.

     (b) The Adviser may select affiliates of the Adviser and the general partner of the Partnership (the "General Partner") as brokers or dealers in connection with purchase and sale transactions for the Partnership. The Partnership understands that such affiliates may provide execution services relative to the purchase and/or sale of securities for the Partnership, provided
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that any such affiliate of the Adviser or General Partner discloses, at least annually, and as may be required under the Partnership's Rule 17e-1 Procedures dated February 14, 2002, as amended from time to time with notice to the Adviser (the "Procedures"), the amount of the commission it has received. By executing this Agreement, the Partnership authorizes an affiliate of the Adviser or General Partner to effect securities transactions on behalf of the Partnership and to retain compensation therewith, provided that any such compensation is
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permissible under the Procedures. This authorization is being executed and delivered pursuant to Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder.

     (c) Unless and until otherwise directed by the Board of Directors of the Partnership, the Adviser may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser's overall responsibilities with respect to the Partnership. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise.

     (d) The Adviser will promptly communicate to the officers and the Board of Directors of the Partnership such information relating to portfolio transactions as they may reasonably request.

     3. Compensation of the Adviser. (a) For the services to be rendered by the Adviser as provided in Section 1 of this Agreement, the Partnership shall pay to the Adviser at the end of each month a fee (the "Management Fee") at the rate of 0.063% (0.75% on an annualized basis) of the Partnership's net assets. The Management Fee will be computed based on the capital account of each limited partner of the Partnership as of the end of business on the last business day of each month in the manner set out in the Partnership LPA.

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     (b) In the event of termination of this Agreement, the Management Fee provided in this Section 3 shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current fiscal quarter as a percentage of the total number of days in such quarter.

     (c) The Adviser will pay all ordinary operating expenses of the Partnership and the General Partner (if incurred by the General Partner in connection with the Partnership), other than the Management Fee, investment related expenses of the Partnership, and other expenses assumed by the Partnership in accordance with the terms of the Partnership LPA.

     4. Other Services. The Adviser will provide to the Partnership, or will arrange at its expense to be provided to the Partnership, such management and administrative services as may be agreed upon from time to time by the Adviser and the Partnership. These services initially will include, among other things, providing to the Partnership office facilities, equipment, personnel and other services.

     5. Reports. The Partnership and the Adviser agree to furnish to each other current prospectuses, proxy statements, reports to partners, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

     6. Status of Adviser. The services of the Adviser to the Partnership are not to be deemed exclusive, and the Adviser shall be free to render similar services to others.

     7. Liability of Adviser. In the absence of (a) willful misfeasance, bad faith or gross negligence on the part of the Adviser in performance of its obligations and duties hereunder, (b) reckless disregard by the Adviser of its obligations and duties hereunder, or (c) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act), the Adviser shall not be subject to any liability whatsoever to the Partnership, or to any partner of the Partnership (each, a "Partner," and collectively, the "Partners") for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Partnership.

     8. Indemnification. (a) To the fullest extent permitted by law, the Partnership shall, subject to Section 8(c) of this Agreement, indemnify the Adviser (including for this purpose each officer, director, partner, principal, employee or agent of, or any person who controls, is controlled by or is under common control with, the Adviser, and their respective executors, heirs, assigns, successors or other legal representatives) (each such person being referred to as an "indemnitee") against all losses, claims, damages, liabilities, costs and expenses arising by reason of being or having been Adviser to the Partnership, or the past or present performance of services to the Partnership in accordance with this Agreement by the indemnitee, except to the extent that the loss, claim, damage, liability, cost or expense has been finally determined in a judicial decision on the merits from which no further appeal may be taken in any action, suit, investigation or other proceeding to have been incurred or suffered by the indemnitee by reason

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of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee's office. These losses, claims, damages, liabilities, costs and expenses include, but are not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and counsel fees and expenses, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which the indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter. The rights of indemnification provided under this Section 8 are not to be construed so as to provide for indemnification of an indemnitee for any liability (including liability under U.S. federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 8.

     (b) Expenses, including counsel fees and expenses, incurred by any indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties) may be paid from time to time by the Partnership in advance of the final disposition of any action, suit, investigation or other proceeding upon receipt of an undertaking by or on behalf of the indemnitee to repay to the Partnership amounts paid if a determination is made that indemnification of the expenses is not authorized under Section 8(a) of this Agreement, so long as (i) the indemnitee provides security for the undertaking, (ii) the Partnership is insured by or on behalf of the indemnitee against losses arising by reason of the indemnitee's failure to fulfill his, her or its undertaking, or (iii) a majority of the directors (each, a "Director," and collectively, the "Directors") of the Partnership who are not "interested persons" (as that term is defined in the 1940 Act) of the Partnership ("Independent Directors") (excluding any Director who is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for advancement of expenses under this Agreement) or independent legal counsel in a written opinion determines based on a review of readily available facts (as opposed to a full trial-type inquiry) that reason exists to believe that the indemnitee ultimately shall be entitled to indemnification.

     (c) As to the disposition of any action, suit, investigation or other proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding has been brought, that an indemnitee is liable to the Partnership or its Partners by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee's office, indemnification shall be provided in accordance with Section 8(a) of this Agreement if (i) approved as in the best interests of the Partnership by a majority of the Independent Directors (excluding any Director who is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for indemnification under this Agreement) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that the indemnitee acted in good faith and in the reasonable belief that the actions were in the best interests of the Partnership and that the indemnitee is not liable to the Partnership or its Partners by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the

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indemnitee's office, or (ii) the Directors secure a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that indemnification would not protect the indemnitee against any liability to the Partnership or its Partners to which the indemnitee would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee's office.

     (d) Any indemnification or advancement of expenses made in accordance with this Section 8 shall not prevent the recovery from any indemnitee of any amount if the indemnitee subsequently is determined in a final judicial decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to the indemnification or advancement of expenses to be liable to the Partnership or its Partners by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee's office. In any suit brought by an indemnitee to enforce a right to indemnification under this Section 8 it shall be a defense that, and in any suit in the name of the Partnership to recover any indemnification or advancement of expenses made in accordance with this Section 8 the Partnership shall be entitled to recover the expenses upon a final adjudication from which no further right of appeal may be taken that, the indemnitee has not met the applicable standard of conduct described in this
Section 8. In any suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made in accordance with this Section 8, the burden of proving that the indemnitee is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this
Section 8 shall be on the Partnership (or on any Partner acting derivatively or otherwise on behalf of the Partnership or its Partners).

     (e) An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 8 or to which he, she or it may otherwise be entitled except out of the assets of the Partnership, and no Partner shall be personally liable with respect to any such claim for indemnification or advancement of expenses.

     (f) The rights of indemnification provided in this Section 8 shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law. Nothing contained in this Section 8 shall affect the power of the Partnership to purchase and maintain liability insurance on behalf of the Adviser or any indemnitee.

     9. Permissible Interests. Subject to and in accordance with the Partnership LPA and the Adviser's limited partnership agreement (the "Adviser LPA"), Directors, officers, agents and Partners of the Partnership are or may be interested in the Adviser (or any successor thereof) as directors, officers, agents, partners or otherwise; directors, officers, agents and partners of the Adviser are or may be interested in the Partnership as Directors, officers, Partners or otherwise; and the Adviser (or any successor) is or may be interested in the Partnership as a Partner or otherwise; and the effect of any such interrelationships shall be governed by the Partnership LPA, the Adviser LPA and the provisions of the 1940 Act.

     10. Duration and Termination. This Agreement will become effective as of the date first written above and will continue for an initial two-year term and will continue thereafter so long as such continuance is specifically approved at least annually (a) by the vote of a

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majority of the Directors who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Directors of the Partnership or by vote of a majority of the outstanding voting securities of the Partnership; provided however, that if the Partners of the Partnership fail to approve the
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Agreement as provided herein, the Adviser may continue to serve in such capacity in the manner and to the extent permitted by the 1940 Act and the rules thereunder. This Agreement may be terminated by the Partnership at any time, without the payment of any penalty, by vote of a majority of the entire Board of Directors of the Partnership or by vote of a majority of the outstanding voting securities of the Partnership on 60 days' written notice to the Adviser. This Agreement may be terminated by the Adviser at any time, without the payment of any penalty, upon 90 days' written notice to the Partnership. This Agreement will automatically and immediately terminate in the event of its assignment, provided that an assignment to a successor to all or substantially all of the
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Adviser's business or to a wholly-owned subsidiary of such successor which does not result in a change of actual control of the Adviser's business shall not be deemed to be an assignment for the purposes of this Agreement.

     11. Definitions. As used in this Agreement, the terms "assignment," "interested persons," and a "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in Section 2(a)(4),
Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.

     12. Amendment of Agreement. This Agreement may be amended by mutual consent, but the consent of the Partnership must be approved (a) by vote of a majority of those members of the Board of Directors of the Partnership who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) by vote of a majority of the outstanding voting securities of the Partnership.

     13. Use of Name. The Partnership agrees that if this Agreement is terminated and the Adviser shall no longer be the adviser to the Partnership, the Partnership will, within a reasonable period of time, change its name and amend or supplement the Partnership LPA and its offering and other documents to delete references to "Morgan Stanley" or any derivation or abbreviation thereof.

     14. Severability. If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     15. Applicable Law. This Agreement shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall
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be construed in a manner inconsistent with the 1940 Act.

     16. Notices. Any notice under this Agreement shall be given in writing and deemed to have been duly given when delivered by hand or facsimile or five days after mailed by certified mail, post-paid, by return receipt requested to the other party at the principal office of such party.

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     17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

     18. Form ADV; Partnership Changes. The Partnership acknowledges receiving
Part II of the Adviser's Form ADV. The Adviser covenants that it will notify the Partnership of any changes in the membership of its partnership within a reasonable time after such change.

     19. Partnership Obligations. The parties to this Agreement agree that the obligations of the Partnership under this Agreement shall not be binding upon any of the Directors, limited partners or any officers, employees or agents, whether past, present or future, of the Partnership, individually, but are binding only upon the assets and property of the Partnership.

                  [Remainder of page intentionally left blank.]

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PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN
CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

YOU SHOULD ALSO BE AWARE THAT THE ADVISER (A COMMODITY TRADING ADVISOR) MAY ENGAGE IN TRADING FOREIGN FUTURES OR OPTIONS CONTRACTS TRANSACTIONS ON MARKETS LOCATED OUTSIDE THE UNITED STATES, INCLUDING MARKETS FORMALLY LINKED TO A U.S. MARKET, AND WITH RESPECT TO SUCH TRADES, THE ADVISER MAY BE SUBJECT TO REGULATIONS WHICH OFFER DIFFERENT OR DIMINISHED PROTECTION TO THE PARTNERSHIP AND ITS INVESTORS. FURTHER, UNITED STATES REGULATORY AUTHORITIES MAY BE UNABLE TO COMPEL THE ENFORCEMENT OF THE RULES OF REGULATORY AUTHORITIES OR MARKETS IN NON-UNITED STATES JURISDICTIONS WHERE TRANSACTIONS FOR THE POOL MAY BE EFFECTED.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

MORGAN STANLEY AIP GP LP                       MORGAN STANLEY INSTITUTIONAL FUND
                                               OF HEDGE FUNDS LP


By: MORGAN STANLEY ALTERNATIVE                 By: MORGAN STANLEY ALTERNATIVE
    INVESTMENTS INC., as its                   INVESTMENTS PARTNERS LP, as
    General Partner                            its General Partner

Name:  _______________________________         By: MORGAN STANLEY AIP GP LP, as
Title: _______________________________             its General Partner

                                               By: MORGAN STANLEY ALTERNATIVE
                                                   INVESTMENTS INC., as its
                                                   General Partner

                                               Name:  __________________________
                                               Title: __________________________

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